UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2011

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51584	04-3510455
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On October 5, 2011, Berkshire Hills Bancorp, Inc. (the “Company”) announced that its wholly-owned banking subsidiary Berkshire Bank (the “Bank”) entered into a core data processing agreement with Fidelity National Information Services, Inc. (“FIS”) whereby FIS will provide primary core data processing and ancillary data processing solutions for the Bank (the “Data Processing Agreement”).  The agreement was entered into on September 30, 2011 and also on that date, the Bank provided appropriate termination notice under its current data processing agreement with another service provider.

The Bank will work with FIS and its current service provider on a plan to convert the core and ancillary data processing solutions in the second quarter of 2012.  The Bank is being assisted in its technology planning by Cornerstone Advisors, Inc., a prominent technology advisory firm.  This core data processing agreement is targeted to expand the Bank’s technology capabilities and is part of the Company’s ongoing strategy to develop its infrastructure to support business growth, service enhancement, and profitability improvement.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit No.	Description

99.1	Berkshire Hills Bancorp, Inc. news release dated October 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: October 5, 2011	By:	/s/ Kevin P. Riley
Kevin P. Riley,
Executive Vice President and Chief
Financial Officer